Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,

DECLARES THIRD QUARTER DIVIDEND,

AFFIRMS 2011 OPERATING EPS TARGET

UPWARDLY REVISES 2012 EPS TARGET TO 2% TO 5%

COLUMBUS, Georgia – July 27, 2011 – Aflac Incorporated today reported its second quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate but higher realized investment losses, total revenues rose 2.2% to $5.1 billion in the second quarter of 2011, compared with $5.0 billion in the second quarter of 2010. Net earnings were $280 million, or $.60 per diluted share, compared with $581 million, or $1.23 per share, a year ago.

Consistent with the company’s previously stated proactive investment derisking objectives, net earnings in the second quarter included pretax realized investment losses of $668 million ($453 million after-tax), or $.96 per diluted share, compared with pretax losses of $89 million ($58 million after-tax), or $.12 per diluted share in the second quarter of 2010. During the second quarter of 2011, the company sold investment securities (amortized cost of $1.5 billion; $2.3 billion par value), and realized a pretax loss of $182 million ($118 million after-tax). The most notable sales in the quarter included Banco BPI (amortized cost of $306 million; $310 million par value), resulting in a pretax loss of $99 million ($64 million after-tax); Irish Life and Permanent (amortized cost of $112 million; $457 million par value), resulting in a pretax loss of $74 million ($48 million after-tax); and NBG Finance PLC (amortized cost of $212 million; $372 million par value), resulting in a pretax loss of $47 million ($31 million after-tax). The company also sold EFG Hellas PLC, which was previously impaired at March 31, 2011, (amortized cost of $166 million; $410 million par value), resulting in a pretax gain of $2 million ($1 million after-tax). In addition, the company impaired certain securities, resulting in a pretax loss of $528 million ($343 million after-tax). These impairments included exposures to two Portuguese banks: Banco Espirito Santo S.A., resulting in a pretax loss of $163 million ($106 million after-tax); and Caixa Geral De Depositos, S.A., resulting in a pretax loss of $112 million ($73 million after-tax). In addition, the company recognized a net pretax gain of $42 million ($27 million after-tax) associated with foreign exchange and passive derivative activities.

As a result of the company’s proactive investment derisking program, Aflac has significantly reduced peripheral Eurozone, perpetual, and financial exposures on an amortized cost basis. At the start of 2008, sovereign and financial investments in peripheral Eurozone countries made up 5.9% of the total investments and cash, declining to 2.8% by the end of the second quarter of 2011. At the start of 2008, investments in perpetual securities made up 14.7% of total investments and cash, declining to 8.0% by the end of the second quarter of 2011. At the start of 2008, investments in financial securities made up 41.9% of the total portfolio and declined to 30.1% by the end of the second quarter of 2011. As a result of the proactive investment derisking program, the company has no direct investment exposure to Greece, only senior indebtedness in Ireland, and materially lower exposure to Portuguese investments.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac’s derivative activities, which are primarily passive in nature, include foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated, and securities with embedded derivatives. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the second quarter were $733 million, compared with $639 million in the second quarter of 2010. Operating earnings per diluted share rose 15.6% to $1.56 in the quarter, compared with $1.35 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.11 during the second quarter. Excluding the impact from the stronger yen, operating earnings per share increased 7.4%.

Results for the first six months of 2011 also benefited from the stronger yen. Total revenues were up 1.6% to $10.2 billion, compared with $10.0 billion in the first half of 2010. Net earnings were $674 million, or $1.43 per diluted share, compared with $1.2 billion, or $2.58 per share, for the first six months of 2010. Operating earnings for the first half of 2011 were $1.5 billion, or $3.19 per diluted share, compared with $1.3 billion, or $2.76 per share, in 2010. Excluding the benefit of $.21 per share from the stronger yen, operating earnings per diluted share rose 8.0% for the first six months of 2011.

Reflecting the benefit from a stronger yen/dollar exchange rate, total investments and cash at the end of June 2011 were $93.0 billion, compared with $88.4 billion at March 31, 2011.

In the second quarter, Aflac repurchased 1.0 million shares of its common stock, bringing the total number of shares repurchased for the year to 4.1 million. At the end of June, the company had 26.3 million shares available for purchase under its share repurchase authorization.

Shareholders’ equity was $12.0 billion at June 30, 2011, compared with $11.0 billion at March 31, 2011. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $758 million, compared with a net unrealized loss of $21 million at the end of March 2011. Shareholders’ equity per share was $25.65 at June 30, 2011, compared with $23.58 per share at March 31, 2011. The annualized return on average shareholders’ equity in the second quarter was 9.7%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 26.3% for the second quarter.

AFLAC JAPAN

Aflac Japan’s total revenues in yen were up 3.7% in the second quarter of 2011. Premium income in yen rose 5.1%, and net investment income declined 5.0%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 32% of Aflac Japan’s second quarter investment income was dollar-denominated. The pretax operating profit margin remained unchanged from the second quarter of 2010 at 21.1%, and pretax operating earnings in yen increased 3.4%. For the first half of the year, premium income in yen increased 5.0%, and net investment income declined 2.8%. Total revenues in yen were up 3.7%, and pretax operating earnings grew 6.0%.

The average yen/dollar exchange rate in the second quarter of 2011 was 81.54, or 12.9% stronger than the average rate of 92.05 in the second quarter of 2010. For the first six months, the average exchange rate was 81.93, or 11.4% stronger than the rate of 91.26 a year ago. Aflac Japan’s growth rates in dollar terms for both the second quarter and first six months were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 18.3% to $3.8 billion in the second quarter. Net investment income was up 7.3% to $636 million. Total revenues increased 16.8% to $4.4 billion. Pretax operating earnings rose 16.7% to $931 million. For the first six months, premium income was $7.5 billion, or 16.9% higher than a year ago. Net investment income rose 8.4% to $1.3 billion. Total revenues were up 15.5% to $8.8 billion. Pretax operating earnings were $1.9 billion, or 18.0% higher than a year ago.

Aflac Japan again produced better-than-expected sales results. New annualized premium sales rose 6.6% to 36.1 billion yen in the second quarter of 2011. In dollar terms, new annualized premium sales were $442 million. Bank channel sales continued a strong trend of growth, generating 7.6 billion yen in sales in the second quarter, which is an increase of 95.6% over the second quarter of 2010. Sales of WAYS, the unique hybrid whole-life product, increased 190.7% over the second quarter of 2010. As expected, the intense focus on WAYS, which is particularly popular through the bank channel, impacted child endowment sales, which were down 1.4% for the quarter. Following the March 2011 introduction of the new base cancer policy DAYS, cancer sales increased 12.4% over the second quarter of 2010.

For the first six months of the year, new annualized premium sales were up 9.4% to 70.2 billion yen, or $856 million.

AFLAC U.S.

Aflac U.S. total revenues rose 4.0% to $1.3 billion in the second quarter. Premium income increased 3.4% to $1.2 billion, and net investment income was up 9.7% to $148 million. Pretax operating earnings were $246 million, an increase of 8.3%. For the first six months, total revenues were up 3.6% to $2.7 billion and premium income rose 2.9% to $2.4 billion. Net investment income increased 9.2% to $291 million. Pretax operating earnings were $499 million, or 5.9% higher than a year ago.

Aflac U.S. sales showed improvement in the quarter as targeted product and field force recruiting initiatives continued to take hold. In the second quarter, new sales increased 5.9% to $353 million. Benefiting from coordinated field force marketing efforts, dental sales increased 44.1%. For the first half of the year, new sales increased 6.1% to $689 million. Field force recruiting benefited from targeted national advertising campaigns, generating a 10.2% increase in recruits for the second quarter and 11.9% for the six months.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.30 per share is payable on September 1, 2011, to shareholders of record at the close of business on August 17, 2011.

OUTLOOK

Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall results in the second quarter of 2011. Aflac Japan overcame challenges resulting from the most destructive and devastating natural disaster in Japan’s history, to achieve strong sales growth.

“We were also encouraged that Aflac U.S. continued to generate positive sales results, despite the lingering weakness in the U.S. economy. Aflac U.S. has continued to generate significant recruiting gains, which we believe benefited from targeted advertising activities designed to promote the Aflac sales opportunity. As a result of our positive performance in both Japan and the U.S., we posted strong consolidated financial results.

“As we have communicated over the past several years, maintaining a strong risk-based capital, or RBC ratio, remains a top priority for us. Although we have not yet completed our statutory financial statements for the second quarter, we estimate our RBC ratio will be within the range of 480% and 520% at the end of June. The strength of our capital position has allowed us to pursue our proactive investment derisking program to further strengthen our balance sheet and enhance shareholder value for the long term. Additionally, we’ve reviewed, and are comfortable with, Aflac Japan’s preliminary solvency margin ratio.

“Like the first quarter, realized investment losses reflected the significant progress we’ve made with our proactive investment derisking program. I am pleased with where we are with that initiative and believe the extensive sales and impairments of riskier investments are largely behind us. However, we will continue to closely monitor Aflac’s consolidated $93 billion portfolio.

“With two quarters of the year complete, we continue to believe we are positioned for another year of solid financial performance. While we believe our proactive investment derisking program has been substantially completed from a realized investment loss perspective, we continue to be challenged by the low interest rate environment, especially in Japan. I believe we’ve done a very good job in managing our operations, including expense control. However, as the year progresses, we anticipate increasing our spending, particularly on marketing and IT initiatives. I want to reaffirm our 2011 objective of growing operating earnings per diluted share at 8%, excluding the impact of the yen. If the yen averages 80 to 85 to the dollar for the full year, we would expect reported operating earnings to be in the range of $6.09 to $6.34 per diluted share. Using that same exchange rate assumption, we would expect third quarter operating earnings of $1.54 to $1.60 per diluted share.

“Looking ahead, we expect 2012 operating earnings per diluted share to increase 2% to 5% on a currency neutral basis. This upward revision to our 2012 earnings objective assumes no additional significant investment losses and no further meaningful decline in interest rates. Furthermore, once the effects of our investment derisking and low interest rates have been fully integrated into our financial results, we believe the rate of earnings growth in future years should improve.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For five consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies and by Forbes magazine as one of America’s Best-Managed Companies in the Insurance category. In 2011, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the thirteenth consecutive year. Also, Fortune magazine included Aflac on its list of Most Admired Companies for the tenth time in 2011. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or aflacenespanol.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the second quarter of 2011 can be found on the “Investors” page at aflac.com, a complete listing of Aflac’s investment holdings in the financial sector along with separate listings of the company’s sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its second quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, July 28, 2011.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2011	2010	% Change

Total revenues	$5,088	$4,980	2.2%

Benefits and claims	3,310	2,885	14.8

Total acquisition and operating expenses	1,325	1,206	9.8

Earnings before income taxes	453	889	(49.1)

Income taxes	173	308

Net earnings	$280	$581	(51.9)%

Net earnings per share – basic	$.60	$1.24	(51.6)%

Net earnings per share – diluted	.60	1.23	(51.2)

Shares used to compute earnings per share (000):
Basic	466,498	468,824	(.5)%
Diluted	469,752	472,539	(.6)

Dividends paid per share	$.30	$.28	7.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2011	2010	% Change

Total revenues	$10,204	$10,044	1.6%

Benefits and claims	6,532	5,741	13.8

Total acquisition and operating expenses	2,620	2,440	7.4

Earnings before income taxes	1,052	1,863	(43.5)

Income taxes	378	646

Net earnings	$674	$1,217	(44.6)%

Net earnings per share – basic	$1.44	$2.60	(44.6)%

Net earnings per share – diluted	1.43	2.58	(44.6)

Shares used to compute earnings per share (000):
Basic	467,317	468,377	(.2)%
Diluted	470,990	472,497	(.3)

Dividends paid per share	$.60	$.56	7.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2011	2010	% Change

Assets:

Total investments and cash	$92,984	$79,532	16.9%

Deferred policy acquisition costs	10,028	8,941	12.2

Other assets	3,220	2,766	16.4

Total assets	$106,232	$91,239	16.4%

Liabilities and shareholders’ equity:

Policy liabilities	$86,366	$73,810	17.0%

Notes payable	3,048	2,653	14.9

Other liabilities	4,837	4,746	1.9

Shareholders’ equity	11,981	10,030	19.5

Total liabilities and shareholders’ equity	$106,232	$91,239	16.4%

Shares outstanding at end of period (000)	467,067	470,769	(.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2011	2010	% Change

Operating earnings	$733	$639	14.7%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(480)	8
Impact of derivative and hedging activities	27	(66)

Net earnings	$280	$581	(51.9)%

Operating earnings per diluted share	$1.56	$1.35	15.6%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(1.02)	.02
Impact of derivative and hedging activities	.06	(.14)

Net earnings per diluted share	$.60	$1.23	(51.2)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2011	2010	% Change

Operating earnings	$1,504	$1,305	15.2%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(838)	(33)
Impact of derivative and hedging activities	8	(55)

Net earnings	$674	$1,217	(44.6)%

Operating earnings per diluted share	$3.19	$2.76	15.6%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(1.78)	(.06)
Impact of derivative and hedging activities	.02	(.12)

Net earnings per diluted share	$1.43	$2.58	(44.6)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	14.4%	4.6%

Net investment income	7.9	1.2

Total benefits and expenses	13.3	3.8

Operating earnings	14.7	6.7

Operating earnings per diluted share	15.6	7.4

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	13.2%	4.5%

Net investment income	8.6	2.6

Total benefits and expenses	11.9	3.4

Operating earnings	15.2	7.6

Operating earnings per diluted share	15.6	8.0

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2011 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS	% Growth Over 2010	Yen Impact
80	$6.34	14.6	$.37
85	6.09	10.1	.12
87.69*	5.97	8.0	—
90	5.87	6.1	(.10)
95	5.68	2.7	(.29)

*	Actual 2010 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector or issuer; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and radiological disasters; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667 FAX: 706.324.6330, or rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com